Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated December 3, 2025, is by and among Netcapital, Inc., a Utah corporation, or its assignee (the “Buyer”) and Rivetz Corp., a Delaware corporation (the “Seller”). The Buyer and the Seller may be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Seller is the owner and was formally engaged in active development of a hardware-based cybersecurity developer known for its “Rivetz Network”, a set of software and system components that let developers, platforms and network operators integrate trusted hardware security and blockchain technology into mobile applications (the “Business”), and has been non-operational since approximately mid 2020.

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Buyer desires to acquire and purchase from the Seller, and the Seller desires to sell and assign to the Buyer, substantially all of the Seller’s assets related to the Rivetz Network (other than the Excluded Assets (as defined below)).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and in reliance upon the representations and warranties contained herein, the Parties covenant and agree as follows:

ARTICLE 1
Definitions

1.1 Definitions. For purposes hereof, the following terms have the respective meanings set forth in this Section 1.1:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Buyer Stock” means 950,000 shares of the Buyer common stock, $0.001 par value per share, which represents nineteen and 30/100 percent (19.3%) of the Buyer’s issued in outstanding capital stock as of the date of issuance.

“Claim” means any arbitration, complaint, charge, investigation, allegation, filing, claim, audit, petition, action, suit, proceeding, demand or assessment of any kind.

“Competitive Business” means any business, organization or enterprise whose business activities, products or services are competitive with the Rivetz Network as of the Closing Date.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services and/or research and/or development of the Business and/or its respective suppliers, licensors, licensees, customers, independent contractors and/or other business relations. For the avoidance of doubt, Confidential Information does not include information that becomes publicly known through no fault of the Seller or other improper means.

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“Consulting Agreement” means that certain Consulting Agreement, between the Buyer and Steven Sprague in the form attached hereto as Exhibit A.

“Contract” means any oral or written contract, lease, mortgage, license, instrument, note, commitment, undertaking, indenture, or other agreement to which a Person is a party or by which such Person is, or such Person’s assets are, bound.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Indebtedness” means, with respect to any Person, as of any time, without duplication, all obligations, including the outstanding principal amount of, accrued and unpaid interest on, and other liquidated payment obligations (including any prepayment penalties, premiums, costs, breakage, or other amounts payable in connection with the prepayment, repayment, or retirement thereof) of such Person consisting of or related to (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, or other debt security (including a purchase money obligation), (c) obligations under leases that are required to be capitalized in accordance with GAAP, (d) obligations for the deferred purchase price of property, goods, or services, (e) letters of credit (whether drawn or undrawn), (f) all obligations under any currency or interest rate swap, hedge, or similar agreement or arrangement (with respect to the Business, determined as if such instrument were terminated as of the Closing Date), and (g) guarantees of any Liability of a third party of the type described in the foregoing clauses (a) through (f).

“Intellectual Property Assets” means rights in the following: throughout the world: (a) trademarks and service marks, including all common law rights, state, federal, and/or foreign applications and registrations, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and other confidential and proprietary information (including ideas, know-how, processes, methods, techniques, research and development, drawings, specifications, layouts, designs, formulae, algorithms, compositions, industrial models, architecture, plans, proposals, technical data, financial, business and marketing plans and proposals, customer and supplier lists and price and cost information); (d) patents and patent applications; (e) websites and internet domain name registrations; and (f) all other intellectual property and industrial property rights and assets, and all rights, interests, and protections, whether statutory or under common law, that are associated with, similar to, or required for the exercise of, any of the foregoing.

“Law” means any federal, state, county, provincial, or local, or other foreign law, statute, legislation, constitution, principle of common law, judicial decision, resolution, ordinance, code, judgment, order, decree, treaty, rule, regulation, ruling, directive, determination, charge, direction, or other restriction of any Governmental Authority, as well as any act issued by any competent authority in application thereof.

“Liability” (individually) and “Liabilities” (collectively) means any liability or obligation of whatever kind or nature (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

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“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, agreement, transfer restriction under any equity holder or similar agreement, encumbrance or any other restriction or limitation whatsoever, recorded or unrecorded, including any contract granting any of the foregoing.

“Ordinary Course of Business” means, with respect to the Seller, the ordinary course of business, consistent with past custom and practice (including in nature, frequency, and amount).

“Organizational Documents” means: (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, each charter, certificate of formation, partnership agreement, joint venture agreement, operating agreement, and similar document, as applicable, adopted or filed in connection with the creation, formation, or organization of such entity; and (c) any amendment to any of the foregoing.

“Owned Software” means all software (including source code and object code), computer programs and software products owned or purported to be owned by the Seller.

“Person” means an individual, corporation, partnership, joint venture, corporate, joint stock company, estate, labor union, Governmental Authority, corporate organization, trust, association, or other entity.

“Rivetz Int’l” means Rivetz International SEZC., a Special Economic Zone Company formed under Cayman Islands law and a wholly-owned subsidiary of the Seller.

“RvT Token Liabilities” means all Liabilities in respect of resulting from the sale, marketing, distribution, trading or dealing with RvT cryptocurrency tokens issued by Rivetz Int’l.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Subscription Agreement” means a subscription agreement for the Buyer Stock, dated as of the Closing Date, between the Buyer and the Seller, in form and substance reasonably acceptable to both Parties.

“Systems” means all software (including source code and object code), including the Owned Software, computer programs, software products, computer firmware, data processing, communications, telecommunications, networks and computer systems and related hardware that are owned by or used or relied on by the Seller.

“Taxes” means (a) all federal, state, county, local, or foreign income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, windfall profits, license, service, service use, withholding, payroll, social security, employment, unemployment, estimated, excise, severance, environmental, stamp, capital stock, alternative or add-on minimum, occupation, premium, property (real or personal), real property gains, customs, duties, estimated, or other taxes, fees, assessments, or charges of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto), whether disputed or not; (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition for the Taxes of any other Person pursuant to Section 1.1502-6 of the Treasury Regulations (or any comparable provisions under state, local or non-U.S. Law); and (c) any Liability for the payment of any amount of type described in clause (a) of this definition as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person as a successor or transferee, by Contract, or otherwise.

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“Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other document required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person that is not a Party.

“Third Party Software” means all software (including source code and object code), computer programs and software products other than the Owned Software.

“Transaction Documents” means this Agreement, the IP Assignment, the Consulting Agreement, Subscription Agreement, and the other agreements, instruments, and documents required to be delivered by a Party at the Closing pursuant to this Agreement.

1.2 Cross References. Each of the following capitalized terms is defined in the Section of this Agreement set forth opposite such term below:

Term	Section
2024 Financial Statements	4.10(a)
Action	4.6
Assumed Liabilities	2.3
IP Assignment	3.2(a)(ii)
Books and Records	2.1(f)
Business	Preamble
Buyer	Preamble
Closing	3.1
Closing Date	3.1
Excluded Assets	2.2
Excluded Liabilities	2.4
Financial Statements	4.10(a)
Interim Income Statements	4.10(a)
Latest Balance Sheet	4.10(a)
Losses	7.1
Purchased Assets	2.1
Purchased Contracts	2.1(b)
Purchase Price	2.5
Seller	Preamble
Rivetz Network	Recitals
Tangible Property	2.1(a)

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ARTICLE 2
Purchase And Sale

2.1 Purchase of Assets. Subject to the terms and conditions of this Agreement, the Buyer hereby purchases from the Seller and the Seller hereby sells, grants, conveys, assigns, transfers and delivers to the Buyer, free and clear of any Liens, all assets, property, business, and other rights of the Seller, solely to the extent that such assets, properties and rights exist as of the Closing Date and primarily relate to the Business, except the Excluded Assets (the “Purchased Assets”), which Purchased Assets shall include, without limitation, all of the Seller’s right, title, and interest in the following solely to the extent as they primarily relate to the Business:

(a) all tangible personal property listed on Schedule 2.1(a) (collectively, the “Tangible Property”);

(b) all rights existing under all Contracts of the Seller (including the Seller’s open purchase orders, if any), excluding those Contracts identified as Excluded Assets, but including the other Contracts set forth on Schedule 2.1(b) (collectively, the “Purchased Contracts”);

(c) all Intellectual Property Asset of the Seller, social media accounts, and any content (including any copyright therein), and all goodwill associated therewith, including, without limitation, the Intellectual Property Assets listed on Schedule 2.1(c);

(d) all Systems of the Seller including, without limitation, the Owned Software described on Schedule 2.1(d) attached hereto.

(e) all marketing materials used in connection with the Business and the Purchased Assets, all customer contact lists and customer relationships of the Business, supplier lists and supplier relationships of the Business;

(f) originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements, and marketing and promotional surveys, material, and research, in each case with respect to the Business or the Purchased Assets (collectively, the “Books and Records”); and

(g) all goodwill of the Business as a going concern.

2.2 Excluded Assets. The Parties acknowledge and agree that the Purchased Assets shall not include the following (the “Excluded Assets”):

(a) the corporate seals, Organizational Documents, minute books, stock books, tax returns, books of account, statutory books, or other records having to do with the corporate organization of the Seller;

(b) all, employee Contracts, personnel files, other employee-related files or records, and any other books and records that the Seller is prohibited from transferring to the Buyer under applicable Law or is required by applicable Law to retain;

(c) all Contracts related to Indebtedness of the Seller or the Business, including any loans from any of the equity owners of the Seller or any of their respective Affiliates; and

(d) all capital stock or equity interest in Rivetz Int’l;

(e) any Rvt tokens and/or investment contracts relating thereto;

(f) all equipment leased by and from third parties; and

(g) all other assets listed on Schedule 2.2 attached hereto.

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2.3 Assumed Liabilities. Seller hereby assigns and delegates to Buyer, and Buyer hereby assumes from Seller, the following, but only the following, Liabilities of Seller: (a) Seller’s obligations under the Purchased Contracts (if any), in each case, to the extent (and only to the extent) that such obligations (i) first arise or accrue after the Closing, (ii) do not arise as a result of any action, inaction, error, omission, breach, or default by Seller or any of its Affiliates occurring prior to or as of the Closing, and (iii) are not included in the Excluded Liabilities, and (b) the Liabilities identified on Schedule 2.3 attached hereto, which shall not exceed $100,000 in the aggregate (collectively, in the case of clauses (a) and (b), the “Assumed Liabilities”).

2.4 Excluded Liabilities. Except for the Assumed Liabilities, the Buyer assumes no Indebtedness, debt, liability, or obligation of the Seller arising in respect of any act, occurrence, agreement, or state of facts in effect before or on the Closing Date, or of the Business arising in respect of any act, occurrence, agreement, or state of facts in effect before the Closing Date (including, without limitation, the RvT Liabilities) (collectively, the “Excluded Liabilities”), and it is expressly understood and agreed that all such Excluded Liabilities shall remain the sole obligation of the Seller. The Buyer shall not assume any Indebtedness, debt, liability, or obligation of the Seller whatsoever in respect of any current or former employee of the Seller including but not limited to any current or former independent contractor. Notwithstanding any of the foregoing, the Seller agrees to timely pay and discharge all outstanding liabilities and obligations (including the Excluded Liabilities) on or immediately following the Closing Date.

2.5 Purchase Price. The purchase price (the “Purchase Price”) payable to the Seller for the Purchased Assets shall be the issuance of the Buyer’s Stock to the Seller, which shall be issued in accordance with the Subscription Agreement.

2.6 Consents of Third Parties. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey, or deliver any intended Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such attempted sale, assignment, transfer, conveyance, or delivery, without the consent, approval, or authorization of a Governmental Authority or other third party (collectively, the “Required Consents”), would (a) constitute a breach or other contravention of such intended Purchased Asset, (b) be void or voidable, or (c) in any way adversely affect the rights of the Buyer thereunder, unless and until each Required Consent is obtained; provided, however, that the foregoing shall not limit or affect the representations and warranties of the Seller contained in Article 4. If any Required Consent is not obtained prior to the Closing and the Closing nonetheless occurs, the Seller shall use commercially reasonable efforts to obtain such Required Consent as promptly as practicable thereafter, and until such Required Consent is obtained the Seller shall cooperate with the Buyer in a mutually agreeable arrangement under which the Buyer would obtain the benefits and assume the related obligations under any Purchased Asset that is subject to the provisions of this Section 2.6 in accordance with this Agreement.

ARTICLE 3
Closing

3.1 Closing. The closing of the transactions provided for herein (the “Closing”) will take place on December 3, 2025, or such other date as may be mutually agreed to by the Parties (such date being the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed, and delivered.

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3.2 Closing Deliveries. At Closing, or promptly following the Closing as may be mutually agreed between the Parties, the Parties shall deliver the following, in addition to any other documents, agreements or deliverables required or provided by this Agreement:

(a) The Seller shall deliver to the Buyer:

(i) a certificate of the secretary or other officer of the Seller certifying as of the Closing Date in form and substance reasonably satisfactory to the Buyer: (A) the Seller’s Organizational Documents in effect as of the Closing Date, (B) the resolutions duly adopted by the Board of Directors of the Seller and by all of the stockholders the Seller authorizing and approving the execution, delivery, and performance of this Agreement and each Transaction Document to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby, which resolutions shall have been certified as true, correct, and in full force and effect without rescission, revocation, or amendment as of the Closing Date; and (C) the incumbency and signatures of the officers of the Seller authorized to execute and deliver this Agreement and each Transaction Document to which the Seller is a party;

(ii) an assignment of intellectual property assets (the “IP Assignment”) duly executed by the Seller, transferring the Intellectual Property Assets included in the Purchased Assets to the Buyer, free and clear of any liens or encumbrances, providing good and marketable title to the Purchased Assets;

(iii) the Subscription Agreement, duly executed by the Seller;

(iv) the Consulting Agreement, duly executed by Steven Sprague;

(v) a bill of sale, duly executed by the Seller;

(vi) within fourteen (14) days of the Closing, a certificate of good standing of issued by the Secretary of State (or analogous official) of the State of Delaware certifying that the Seller is in good standing prior to the Closing Date;

(vii) updated Seller disclosure schedules as contemplated in this Agreement, updated and confirmed as of the Closing Date; and

(viii) other customary instruments of transfer, assumption, filings, or other documents, in form and substance reasonably satisfactory to the Buyer, as may be required to give effect to this Agreement or the transactions contemplated hereby.

(b) The Buyer shall deliver:

(i) the Buyer Stock to the Seller via by book entry on the Buyer’s electronic stock ledger maintained by the Buyer’s transfer agent;

(ii) duly executed counterparts of the Transaction Documents to which the Buyer is a party thereto;

(iii) within seven (7) days of the Closing, a check made payable to Seller’s legal counsel, in the amount of $100,000, which monies shall be used to pay the Assumed Liabilities listed on Schedule 2.3; and

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(iv) a certificate of an officer of the Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Seller, certifying (A) the resolutions duly adopted by the governing body of the Buyer authorizing and approving the execution, delivery, and performance of this Agreement and each Transaction Document to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby, which resolutions shall have been certified as true, correct, and in full force and effect without rescission, revocation, or amendment as of the Closing Date, and (B) the incumbency and signatures of the officers of the Buyer authorized to execute and deliver this Agreement and each Transaction Document to which the Buyer is a party.

3.3 Conditions Precedent of the Buyer. The obligation of the Buyer to effect the Closing is subject to the satisfaction, or waiver by the Buyer, of the following conditions:

(a) Representations and Warranties. The representations and warranties contained in or made pursuant to this Agreement and/or any and all certificates or documents delivered pursuant to this Agreement made by the Seller shall be true and correct in all material respects (except those representations and warranties qualified by materiality shall be true and correct) when made, and shall also be true and correct at the time of Closing (or on such other date as is applicable to such representation and warranty).

(b) Performance of Obligations of the Seller. Each covenant, agreement, and obligation required by the terms of this Agreement to be complied with, and performed by, the Seller at or prior to the Closing shall have been duly and properly complied with and performed.

(c) Regulatory Consents. All filings required to be made prior to the Closing by any Party, and all consents, approvals, and authorizations required to be obtained prior to the Closing by any Party from any Governmental Authority (collectively, “Governmental Consents”), in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by any Party shall have been made or obtained (as the case may be).

(d) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary or permanent) which (i) is in effect, and (ii) has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby.

(e) Board Approval. The Buyer shall have obtained the approval of its Board of Directors and, to the extent necessary, its shareholders for purposes of issuing the Buyer Stock to the Seller as compensation for the Purchased Assets.

(f) Books and Records. The Seller shall cause all Books and Records pertaining to the Purchased Assets to be delivered to the Buyer at the Buyer’s principal executive offices or as the Buyer shall otherwise expressly agree, including, without limitation, source code, documentation, development tools, encryption keys and any other materials necessary for operating and maintaining the Rivetz Network.

(g) Due Diligence. The Buyer shall have concluded its due diligence investigation and the results of such due diligence are satisfactory to the Buyer in its sole discretion. Any concerns related to Buyer’s due diligence shall be provided in writing by Buyer to Seller on or before November 30, 2025. In the event Buyer fails to provide Seller with notice of concerns regarding its due diligence, this condition shall be deemed waived.

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(h) Certificate. There shall be delivered to the Buyer a certificate of the Seller executed on the Closing certifying that the conditions set forth in subsection (a) and (b) of this Section 3.3 have been fulfilled.

3.4 Conditions Precedent of the Seller. The obligations of the Seller to effect the Closing are subject to the satisfaction, or waiver by the Seller, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement, any and all Schedules hereto and/or any and all certificates or documents delivered in connection with Agreement shall be true and correct in all material respects (except those representations and warranties qualified by materiality shall be true and correct) as of the date hereof and as of the Closing Date (or on such other date as is applicable to such representation and warranty).

(b) Performance of Obligations of the Buyer. Each covenant, agreement and obligation required by the terms of this Agreement to be complied with, and performed by, the Buyer at or prior to the Closing shall have been duly and properly complied with and performed.

(c) Regulatory Consents. All filings required to be made prior to the Closing by any Party, and Governmental Consents required to be obtained prior to the Closing in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by any Party shall have been made or obtained (as the case may be).

(d) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary, or permanent) which (i) is in effect, and (ii) has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby.

(e) Other Documents and Instruments. The Seller shall have received the documents referred to in Section 3.2(b) and any other document or instrument reasonably requested by the Seller.

(f) Certificate. There shall be delivered to the Seller a certificate of the Buyer executed on the Closing certifying that the conditions set forth in subsection (a) and (b) of this Section 3.4 have been fulfilled.

ARTICLE 4
Representations and warranties of the Seller

As a material inducement to the Buyer to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, the Seller represents and warrants to the Buyer as follows, in each case as of the Closing Date (except where expressly limited to a specific date):

4.1 Organization and Authority. The Seller was duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware, and will be in good standing under the Laws of the State of Delaware upon Closing. The Seller has all the requisite corporate power, authority, and capacity to own, lease, and operate its assets and to carry on the Business as the same was and is currently being conducted. The Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Seller of this Agreement and the other Transaction Documents to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement and each other Transaction Document to which the Seller is a party have been duly and validly executed and delivered by the Seller and this Agreement (assuming due authorization, execution and delivery by the Buyer) and each such Transaction Document (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid, and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except to the extent that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, or other Laws affecting the enforcement of creditor’s rights generally and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

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4.2 No Conflicts; Consents. The execution, delivery, and performance by the Seller of this Agreement and the other Transaction Documents to which the Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Seller; (b) conflict with or result in a violation or breach of, or default under, any judgment, order, decree, Law, rule, or regulation applicable to the Seller, the Business, or any of the Purchased Assets; (c) conflict with or result in a violation or breach of, or default under (with or without notice or lapse of time or both), or result in the termination, acceleration, or modification of or give rise to a right of termination, acceleration, or modification of any obligation or loss of any benefit under any Contract, or other instrument to which the Seller is a party or otherwise bound or to which any of the Purchased Assets is subject; or (d) result in the creation or imposition of any Lien on any of the Purchased Assets. the Seller is not required to give any notice to, or obtain any consent, permission, approval, waiver, or authorization from, or make any filing or declaration with, or pay any penalty, assessment, or special payment to any Person (including any Governmental Authority) in connection with the execution, delivery, and performance by the Seller of this Agreement, the other Transaction Documents to which the Seller is a party, or the consummation of the transactions contemplated hereby or thereby.

4.3 Title to Assets. Upon the sale, assignment, transfer and conveyance of the Purchased Assets to the Buyer there will be vested in the Buyer, good and marketable title to the Purchased Assets, free and clear of any Liens.

4.4 Condition and Sufficiency of Purchased Assets.

(a) The Tangible Property is sufficient for the conduct of the Business. Each item of Tangible Property is free from material defects, has been maintained in accordance with normal industry practice, is in safe and good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b) All Systems are in good working condition and are sufficient for the operation of the Business (including the Rivetz Network) as currently conducted. The Buyer acknowledges that Seller possesses no operational systems other than the business operational systems and RvT token contracts (which are specifically excluded). There has been no material malfunction, failure, continued substandard performance, denial-of-service, or any cyber incident, including any cyberattack, of the Systems owned by the Seller. the Seller has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Systems owned and controlled by it, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

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(c) Prior to this transaction, the Seller issued a perpetual license for the use if certain intellectual property to Rootz Corp. and Verity One – for which no payment is due to Seller (and no payment will be due to Buyer following the Closing).

4.5 Tangible Property. Set forth on Schedule 2.1(a) is a true and complete list of the Tangible Property, except for items having an individual value of less than $1,000, which do not, in the aggregate, have a total market value of more than $5,000.

4.6 Legal Proceedings. Except as set forth on Schedule 4.6, there are no actions, claims, charges, demands, audits, suits, investigations, inquiries or proceedings (collectively, “Actions”) pending against the Seller or its past or present officers, directors, employees, managers or members or in rem against any of the Purchased Assets or, to the Seller’s knowledge, threatened against the Seller or its past or present officers, directors, employees, managers or members or in rem against any of the Purchased Assets, at law or in equity, in any court (civil or criminal), or before or by any governmental body which could (i) affect the validity or enforceability of this Agreement of the documents contemplated hereby to be executed by the Seller, (ii) delay consummation of the transactions contemplated hereby or (iii) establish a Lien against any of Purchased Assets.

4.7 Compliance with Laws. With the exception of the items listed in Schedule 4.7, the Seller is, and has always been, in compliance in all material respects with all Laws with which it is or was required to comply in connection with its ownership of the Purchased Assets and the operation of the Business.

4.8 Indebtedness. Except as set forth on Schedule 4.8, as of the Closing Date, neither Seller nor the Business have any Indebtedness and Seller does not guarantee any Indebtedness of any other Person.

4.9 Purchased Contracts. Schedule 2.1(b) attached hereto sets for a list of Contracts to which the Seller is party (other than (i) the Excluded Contracts and/or (ii) contracts or agreements that have been, or as of the Closing shall have been, performed substantially in full by or on behalf of the Seller or do not require future payments or do not contain other material continuing obligations of the Seller). the Seller is not in default, and to the Seller’s knowledge, no event has occurred which with notice or lapse of time or both would constitute a default, in any way under any term or provision of any of the Purchased Contracts. the Seller has provided to the Buyer true, accurate and complete copies of all Purchased Contracts, including any and all amendments thereto.

4.10 Financial Statements; Undisclosed Liabilities. The Seller has been non-operational since 2020 and has no financial records since that time. To the Seller’s knowledge, the Seller has no Liabilities other than (i) RvT Token Liabilities, and (ii) ordinary course administrative expenses.

4.11 Taxes. To Seller’s knowledge, there exists no tax lability related to the Purchased Assets. The Seller shall indemnify the Buyer from any and all tax claims, liens and liabilities of any kind which are relate to the Purchased Assets.

4.12 Intellectual Property.

(a) Schedule 2.1(c) contains a list of (i) all registered copyrights of the Seller, (ii) all patent rights of the Seller1, (iii) all registered trademarks of the Seller, (iv) all internet domain names registered in the name of the Seller, (v) all pending applications of the Seller for any of (i) through (iv), and (vi) all material assumed or material fictitious names under which the Seller conducts business.

1 Buyer acknowledges that certain patents have lapsed for non-payment of maintenance fees. Seller agrees to cooperate with Buyer to “update” the IP rights being transferred to Buyer pursuant to this Agreement

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(b) Schedule 2.1(d) contains a list of (i) all Owned Software and (ii) all Third Party Software licensed to the Seller, other than unmodified Third Party Software subject to shrink-wrap, click-through or similar licenses that are commercially available to the general public with a replacement cost or annual license fee of less than $10,000 and not incorporated into, linked to or distributed with the Owned Software.

(c) the Seller exclusively owns the Intellectual Property Assets, or have sufficient rights to, all other Intellectual Property Assets used in or necessary to the business of the Seller (including the Business), in each case free and clear of any Liens. All of the Intellectual Property Assets owned by or exclusively licensed to the Seller is subsisting, valid and enforceable. the Seller is not in breach of, or default under, any license to it of Intellectual Property Assets of others and no other party to such license is in breach thereof or default thereunder.

(d) Neither the use of Intellectual Property Assets by the Seller nor the operation of its business infringes, misappropriates, dilutes or otherwise violates, or, within the prior three (3) year period, has infringed, misappropriated, diluted or otherwise violated, any rights in Intellectual Property Assets, including any trade secrets, trademarks, copyrights or patent rights, of any other Person, and the Seller has not received any written notice of any pending claim against it, complaint, or demand with respect to Intellectual Property Assets (including with respect to infringement, misappropriation, or other violation of rights in Intellectual Property Assets of any other Person or the enforceability, use, ownership, scope or validity of any Intellectual Property Assets). To the knowledge of the Seller, no Person has infringed, misappropriated, diluted or otherwise violated any Intellectual Property Assets owned by or exclusively licensed to the Seller, and the Seller has not sent any written notice or brought any judicial, administrative or arbitration suit, legal action or proceeding alleging the same.

(e) All Persons who have participated in or contributed to the conception, authorship, creation, or development of any Intellectual Property Assets for the Seller or under the direction or supervision of the Seller, has executed and delivered to the Seller a valid and enforceable written contract (i) providing for the non-disclosure by such Person of all trade secrets and other confidential and proprietary information of the Seller, and (ii) providing for the assignment (by way of a present grant of assignment) by such Person to the Seller of all Intellectual Property Assets conceived of, authored, created or developed by such Person in connection with his or her employment by, engagement by, or contract with the Seller.

4.13 Data Privacy. In connection with its collection, storage, transfer (including without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively, “Personal Information”), the Seller is and at all times has been in compliance in all material respects with all applicable laws in all relevant jurisdictions, the Seller’s privacy policies, and the requirements of any contract or codes of conduct to which the Seller is a party. the Seller has commercially reasonable physical, technical, organizational and administrative security measures and policies in place designed to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. the Seller is and at all times as has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

4.14 Capitalization. Schedule 4.14 lists the holders of all capital stock of the Seller and the shares held by such holders.

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4.15 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

4.16 No Outside Reliance. Notwithstanding anything contained in Agreement, the Seller acknowledges and agrees that neither the Buyer nor any of its Affiliates, nor any of its or their respective directors, officers, employees, stockholders, partners, members, agents or representatives, has made, or is making, any representation or warranty whatsoever, express or implied (and, except as set forth in this Agreement, the Seller has not relied on any representation, warranty or statement of any kind by the Buyer or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives), beyond those expressly given in Article 5, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Buyer. Without limiting the generality of the foregoing, it is understood that any information, documents or other materials or management presentations that have been or shall hereafter be provided to the Seller or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Buyer, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in Article 5. Except as otherwise expressly set forth in this Agreement, the Seller understands and agrees that any assets, properties and business of the Buyer are furnished “as is”, “where is” and, subject only to the representations and warranties contained in Article 5, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE 5
Representations of Warranties of the Buyer

The Buyer represents and warrants to the Seller as follows:

5.1 Organization and Authority of the Buyer; Enforceability. The Buyer is limited liability company duly incorporated, validly existing and in good standing under the Laws of the State of Utah. the Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer.

5.2 No Conflicts; Consents. The execution, delivery, and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any of the Organizational Documents of the Buyer; or (b) conflict with or result in a violation or breach of, or default under, any judgment, order, decree, Law, rule or regulation applicable to the Buyer. the Buyer is not and will not be required to give any notice to, or obtain any consent, approval, waiver, or authorization from, or make any filing or declaration with, any Person (including any Governmental Authority), other than, in the case of clause (b), any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer’s ability to perform its obligations hereunder or to timely consummate the transactions contemplated hereby.

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5.3 Buyer Stock. The issuance and delivery of the Buyer Stock in accordance with this Agreement shall be duly authorized by all necessary corporate action on the part of the Buyer and, when issued as contemplated hereby, such the Buyer Stock shall be duly and validly issued, fully paid and nonassessable. As of the Closing Date, the Buyer has no authorized share capital limitations. The the Buyer Stock, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all Liens, other than those contemplated by this Agreement and any restrictions on transfer created by applicable securities Laws, will be issued in compliance with applicable securities Laws and other applicable Laws or stock market rules or regulations, and without contravention of any other Person’s rights therein or with respect thereto

5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Buyer.

5.5 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Buyer’s knowledge, threatened against or by the Buyer or any Affiliate of the Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

5.6 Buyer Stock. The authorized capital stock of the Buyer consists of (a) 900,000,000 shares of common stock, of which 4,917,889 shares are outstanding as of the date hereof, and (b) 10,000,000 shares of preferred stock, none of which are outstanding. All of the issued and outstanding shares of the Buyer’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable rights.

5.7 SEC Filings. To the extent the Buyer is required to file documents with the SEC, all of those documents are accurate in all material respects and fairly present, in all material respects, its financial condition as of the dates set forth therein.

ARTICLE 6
Covenants

6.1 Conduct of Business. From the date of this Agreement until and including the Closing Date, the Seller shall conduct the business materially in accordance with all Laws and materially in the Ordinary Course of Business. The Buyer specifically acknowledges that the Seller is not currently operational. Without limiting the generality of the foregoing, except with the prior written consent of the Buyer, from the date hereof until and including Closing Date, the Seller will not:

(a) adopt or propose any material change in its Organizational Documents that would adversely affect the Seller’s authorization of entry into this Agreement or the consummation of the transactions contemplated herein;

(b) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization of the Seller;

(c) sell, lease, encumber (including by the grant of any option thereon, and other than Permitted Lien), transfer, or otherwise dispose of any Purchased Assets;

(d) incur or assume any Indebtedness; or

(e) mortgage or pledge any of their tangible or intangible assets or properties that constituted Purchased Assets.

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6.2 Release of Liens. Prior to or as of the Closing, the Seller shall have caused all Liens on or relating to any of the Purchased Assets, at the Seller’s sole cost and expense, to be released, extinguished and discharged in full, and shall deliver to the Buyer instruments and UCC termination statements releasing, extinguishing and discharging all such Liens, all in form and substance satisfactory to the Buyer. In the event the Buyer elects to proceed with the Closing prior to its receipt of all such documentation, instruments and UCC termination statements, the Seller shall nevertheless obtain and deliver to the Buyer all such instruments and UCC termination statements, and obtain the release, extinguishment and discharge of all Liens contemplated by this Section 6.2, promptly after the Closing.

6.3 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances, and take such further actions, as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

6.4 Administration of Accounts; Communications Post-Closing. If, on or after the Closing Date, the Seller receives any payment or other proceeds (including the benefit of a mistaken payment) relating to any Purchased Asset or otherwise relating to the conduct or operation of the Business after the Closing (excluding any payment or other proceeds relating to or included in the Excluded Assets), the Seller shall promptly remit to the Buyer the amount of any such payments or other proceeds. If, on or after the Closing Date, the Seller receives any correspondence, invoice, notice, or other communication relating to any Purchased Asset, Assumed Liability, or otherwise relating to the conduct or operation of the Business after the Closing, the Seller shall forward such correspondence, invoice, notice, or other communication promptly to the Buyer.

6.5 Name Change. As promptly as practicable (and in any event no later than five (5) days) after the Closing Date, the Seller shall file all documents necessary to amend its Articles of Organization and all assumed business name filings to change its corporate name and each assumed name to a name that does not include the words “Rivetz” or any variations or derivations thereof. From and after the Closing, none of the Seller or any of its respective Affiliates shall use the names “Rivetz”, or any variations or derivations thereof in any commercial enterprise. This provision notwithstanding, the Buyer acknowledges that the name of the tokens (the “RvT Tokens”) and token contracts will not be changed and that the Seller retains the right to use, trade and sell the RvT Tokens and the token contracts under that name in perpetuity.

6.6 Restrictive Covenants.

(a) For a period beginning on the Closing Date and expiring on the third (3rd) anniversary thereof (the “Limited Period”), the Seller shall, whether alone or through one or more intermediaries or affiliates (collectively, the “Seller Party Affiliates”), directly or indirectly do or attempt to do any of the following:

(i) own, manage, operate, control, invest in, participate in or be involved with any Competitive Business, provided, however, that the foregoing restrictions shall not prohibit any of the Seller Party Affiliates from owning in the aggregate less than 1% of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market. This provision notwithstanding, the Buyer acknowledges that the Seller is retaining the RvT Tokens and the token contracts and the Seller retains the right to use, trade and sell the RvT Tokens and the token contracts in perpetuity.

(ii) solicit, raid, entice or induce any customer, co-venturer, vendor, supplier or account of the Buyer to become a customer, co-venturer, supplier, vendor or account of, to or for any other Person, with respect to any Competitive Business, or attempt in any manner to persuade any such person, to cease to do business or to reduce the amount of business which such person has customarily done or contemplates doing, or to terminate or change adversely any relationship of such person, with the Buyer; or

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(iii) without the express prior written consent of the Buyer, directly or indirectly employ or retain or attempt to employ or retain or knowingly arrange or solicit to have any other person employ or retain, whether as an employee or consultant, any person who heretofore (during the one-year period ending on the Closing Date) has been employed or retained by the Seller, or who is, on the date hereof or hereafter, employed or retained by the Buyer, as an employee or consultant or induce or assist any such person to leave the employ of the Buyer or any of its Affiliates.

(b) Seller shall, nor shall Seller permit any of its Affiliates to, during the Limited Period or any time thereafter, use or divulge or make available to any Person, any Confidential Information, except such disclosure which is otherwise required by applicable Law (provided that the Buyer is given prompt notice of and reasonable opportunity to contest any such requirement to disclose such confidential information prior to making any such disclosure).

(c) In the event that any of the provisions contained in this Section 6.6 would be held invalid, prohibited or unenforceable in any jurisdiction because of the scope, duration or area of its applicability or for any other reason, unless narrowed by construction, such provision shall for purposes of such jurisdiction only, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable (or if such language cannot be drawn narrowly enough, the court making any such determination shall have the power to modify, to the extent necessary to make such provision or provisions enforceable in such jurisdiction, such scope, duration or area or all of them, and such provision shall then be applicable in such modified form). If, notwithstanding the foregoing, any such provision would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction only, shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining provisions hereof. No narrowed construction, court-modification or invalidation of any provision shall affect the construction, validity or enforceability of such provision in any other jurisdiction.

6.7 Employees. The Parties acknowledge that the Seller is not currently engaged in an active business operations and has no active employees. That notwithstanding, in the event the Seller has one or more employees on the Closing Date, the Seller shall terminate all of the Seller’s employees in accordance with all applicable federal, state and local laws, ordinances and regulations, and shall pay and discharge all outstanding obligations owing to said employees to the extent they relate to periods prior to Closing, including, without limitation, obligations for wages, benefits, bonuses, vacation pay, and severance pay, if any. The Buyer shall have the right (but shall not be obligated), in its sole and absolute discretion, to rehire any of the Seller’s employees at who are willing to be rehired, and, in connection therewith, a true, correct, and complete list of the names of all current employees as of the date hereof has been delivered to the Buyer along with their respective dates of hire, pay rates, and job titles (collectively, “Employee Information”), which the Seller will have the right to update prior to Closing. The Employee Information shall be held in strict confidence by the Buyer. The Seller shall make arrangements (at the Buyer’s cost) reasonably satisfactory to the Buyer to allow the Buyer or its representative to interview said employees prior to the Closing for consideration for rehiring at such time as the Seller may agree.

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ARTICLE 7
Indemnification

7.1 Indemnification by the Seller. The Seller shall, subject to the terms of this Article 7, indemnify, defend and hold harmless the Buyer and its owner(s) and Affiliates (the “Buyer Indemnitees”) from and against any debts, obligations, and losses (including damages, costs and expenses, interest (including prejudgment interest), penalties, fines, reasonable legal and accounting fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts, but excluding loss of profits, diminution of value and other consequential or punitive damages except to the extent such damages are paid or payable to a Third Party in respect of any third-party claims for which indemnification under the Agreement is otherwise provided, in which case all such damages shall be considered Losses for purposes of any indemnification claim pursuant to this Agreement (collectively, “Losses”)) that arise out of, relate to or result from:

(a) any inaccuracy in, or breach of, any of the representations or warranties of the Seller contained in this Agreement;

(b) any material breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement; and

(c) any Excluded Asset or any of the Excluded Liabilities.

7.2 Indemnification of the Buyer. The Buyer shall, subject to the terms of this Article 7, indemnify, defend and hold harmless the Seller and its owner(s) and Affiliates from all Losses that arise out of, relate to or result from:

(a) any inaccuracy in, or breach of, any of the representations or warranties of the Buyer contained in this Agreement;

(b) any material breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Buyer pursuant to this Agreement; and

(c) the Assumed Liabilities.

7.3 Limitations.

(a) Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Seller in Article 4 of this Agreement and of the Buyer in Article 5 of this Agreement shall, in each case, remain in full force and effect until the date that is twenty-four (24) months from the Closing Date, on which date all such representations and warranties shall terminate. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date (including, for the avoidance of doubt, Sections 2.5 and 2.6), and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

(b) Indemnification Cap. Notwithstanding any other provision in this Agreement, each Party’s maximum aggregate Liability for all Losses with respect to the matters described in Section 7.1 or Section 7.2, as applicable, will be $1,000,000; provided, however, that the foregoing limitation shall not apply to any indemnifiable Losses arising from, as a result of, or in connection with any fraud, intentional misrepresentation, pre-Closing debt and/or taxes, or willful breach by any Party.

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7.4 Indemnification Procedures.

(a) General. The Party making a claim under this Article 7 is referred to as the “Indemnitee,” and the Party against whom such claims are asserted under this Article 7 is referred to as the “Indemnitor”; provided, however, that if the Owners are the Indemnitors and indemnification is being sought pursuant to Section 7.1, references to the Indemnitor in this Section 7.4 shall be deemed to refer to the Seller and delivery of any written notice required pursuant to this Section 7.4 shall be made to the Seller. To make an indemnification claim, an Indemnitee shall deliver to the Indemnitor a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to such indemnification claim and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such indemnification claim, and a reference to the provision of this Agreement upon which such indemnification claim is based; provided, that a Claim Notice in respect of any Third-Party Claim (as defined below) shall be given promptly after the Action is commenced; provided further that failure to give such Claim Notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been actually and materially prejudiced by such failure.

(b) Notice. After a Claim Notice is delivered to the Indemnitor in accordance with Section 7.4(a), the amount of indemnification to which an the Indemnitee shall be entitled under this Article 7 shall be paid within twenty (20) days after the Indemnitor’s receipt of the Claim Notice, unless the Indemnitor has delivered written notice objecting to such Claim Notice, in which case the claim for indemnification shall be made (i) by the written agreement between the Indemnitee and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction (for purposes of this Section 7.4(b), the judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined); or (iii) by any other means to which the Indemnitee and the Indemnitor shall agree.

(c) Third-Party Claims.

(i) If an Indemnitee receives notice of the assertion or commencement of any Action made or brought by any Third Party (a “Third-Party Claim”) with respect to which the Indemnitor is obligated to provide indemnification under this Article 7, such Indemnitee shall give such Indemnitor reasonably prompt written notice thereof (a “Third Party Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations hereunder. The Indemnitee shall have the sole right to defend or direct the defense or assume the defense of any such Third-Party Claim. The Indemnitor may, at its own expense, participate in the defense of any such Third-Party Claim, subject to the prior written consent of the Indemnitee. The Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. The Indemnitee, in its sole and reasonable discretion, may settle or compromise any such Third-Party Claim, subject to prior meaningful consultation in good faith with the Indemnitor, and any such settlement or compromise shall be final and binding on the Indemnitor.

(ii) Notwithstanding the foregoing provisions of Section 7.4(c)(i) hereof, in the event of a Claim covered by said Section 7.4(c)(i) which (i) does not seek only monetary damages, but seeks injunctive relief against any Indemnified Party which is reasonably expected to be materially adverse to the results of operations or the financial condition of the Indemnified Parties, taken as a whole, or (ii) the Indemnifying Party elects not to compromise, and also elects not to defend such Claim, then in any such case under preceding clause (i) or clause (ii), the Indemnified Party may pay, compromise or defend such Claim on such reasonable and prudent terms and with such counsel as the Indemnified Party reasonably deems appropriate.

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7.5 Right of Setoff. Any indemnification amounts payable to any Buyer Indemnitee pursuant to this Article 7 (“Covered Losses”) may be payable, at the Buyer’s election, repurchasing such number of the Buyer Stock that have a fair market value equal to the amount of Covered Losses, at a price per share equal to the higher of (i) the value of the Buyer Stock on the Closing Date and (ii) the 10-day VWAP of the Buyer Stock on the date of the claim of the Covered Loss. The fair market value the Buyer’s common stock shall be based on the listed price per share as of the close of business of the date on which the Covered Losses are incurred.

ARTICLE 8
TERMINATION

8.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of the Seller and the Buyer;

(b) by either the Seller or the Buyer, if the Closing shall not have been consummated by December 31, 2025; provided, however, that such termination right shall not be available to a Party that has failed to fulfill its obligations under this Agreement or whose actions or omissions have been a significant cause of the Closing not occurring on or before such date;

(c) by either the Seller or the Buyer, if there shall be any law or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited, or if the consummation of the transactions contemplated hereby would violate any nonappealable final order, decree, or judgment of any court or governmental body having competent jurisdiction over the business of the Seller;

(d) by the Buyer, if the Buyer are not in breach of any representation, warranty, covenant, or agreement, (i) upon a breach by the Seller of any representation, warranty, covenant, or agreement set forth in this Agreement, which breach has not been cured within 30 days following receipt by the Seller of the notice of such breach, or (ii) for failure of the condition set forth in Section 3.3(e) or Section 3.3(g); or

(e) by the Seller, if the Seller are not in breach of any representation, warranty, covenant, or agreement, upon a breach by the Buyer of any representation, warranty, covenant, or agreement set forth in this Agreement, which breach has not been cured within 30 days following receipt by the Buyer of the notice of such breach.

The Party desiring to terminate this Agreement pursuant to clauses (b), (c), (d) or (e) shall give notice of such termination to the other Party.

8.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall become null and void and neither Party shall have any obligation or liability to the other Party, other than liability of the Seller or the Buyer, as the case may be, for any fraud, intentional misrepresentation and willful breach of this Agreement occurring prior to such termination. The provisions of this Section 8.2 and the Article 9 shall survive any expiration or termination of this Agreement.

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ARTICLE 9
MISCELLANEOUS

9.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon delivery, if personally delivered; (b) on the fifth (5th) day after being deposited with the U.S. Postal Service, if sent by certified or registered mail, return receipt requested; (c) on the next day after being deposited with a reliable overnight delivery service postage prepaid; or (d) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient in all cases, addressed to the other party at the following addresses:

If to the Seller, to:

Rivetz Corp.

P.O. Box 93

Richmond, MA 01254

Attn: Steven K. Sprague

(and copy to)

The Law Offices of Kevin Kilduff, P.C.

62 Derby Street, Suite 13

Hingham, MA 02043

Attn: Kevin J. Kilduff, Esq.

kkilduff@kilduff.law

If to the Buyer, to:

Netcapital, Inc.

1 Lincoln Street,

Boston MA 02111

Attn: CEO

(and copy to)

Eckert Seamans Cherin & Mellott, LLC

Two International Place, 16th Floor

Boston, MA 02110

Attn: Kristi Panduku, Esq.

Email: KPanduku@eckertseamans.com

9.2 Costs of This Transaction. Except as specifically provided herein, each Party shall be responsible for and bear all of their own costs and expenses incurred at any time in connection with the negotiations which result in the consummation of this Agreement and the transactions contemplated herein.

9.3 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to obtain an injunction or injunctions to prevent breaches of this Agreement (without any obligation of such party to post any bond or other surety in connection therewith) and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which such Party may be entitled at law or in equity.

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9.4 Waiver of Compliance; Modifications. The party for whose benefit of warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other party hereto, and any defaults hereunder; provided, however, that such waiver shall not affect or impair the waiving party’s rights with respect to any other warranty, representation of the same or any other matter on a future occasion. No supplement, modification or amendment of this Agreement shall be binding unless it is in writing and executed by all of the Parties.

9.5 Validity of Provisions. Should any part of this Agreement be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of the remaining portions of this Agreement, which shall continue in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated therefrom, it being the intent of the Parties that they would have executed the remaining portions of this Agreement without including any such part or portion which maybe declared invalid.

9.6 Entire Agreement. Any appendices and schedules attached hereto are an integral part of this Agreement and are incorporated herein by this reference and the specific references thereto contained herein. This Agreement supersedes all prior discussions and agreements (including any letters of intent or memorandums of understanding) among the Parties with respect to the subject matter of this Agreement, and this Agreement, including the appendices and schedules hereto to be delivered in connection herewith, contains the sole and entire agreement among the Parties with respect to the subject matter hereof.

9.7 Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Parties and their respective heirs, successors, assigns and legal representatives.

9.8 Assignment. This Agreement shall not be assignable by any Party without the prior written consent of the other Parties, provided that the Buyer (i) may grant a security interest in its rights under this Agreement to its lenders as security for the Buyer’ obligations to such lenders (and such lenders may exercise their rights and remedies with respect to such security interest); (ii) may assign its rights under the Agreement to any Affiliate of the Buyer (including, without limitation, any entity formed for purposes effecting the Closing hereunder) so long as such assignee also assumes the Buyer’ obligations hereunder; and (iii) may assign their rights to indemnity, in whole or in part, to any party that acquires an interest in the Buyer or their assets.

9.9 Attorney’s Fees. In the event any action for the breach of this Agreement is initiated, the prevailing party shall be entitled to attorneys’ fees, costs and expenses incurred in connection with such action.

9.10 Waiver of Jury Trial. To the fullest extent permitted by applicable law, the Buyer and the Seller knowingly, voluntarily and intentionally mutually (a) waive the right to trial by jury in any civil action, claim, counterclaim, cross-claim, third-party claim, dispute, demand, suit or proceeding arising out of or in any way connected with this Agreement, any of the other Transaction Documents or of any conduct of any Party relating thereto, and (b) agree that any such action, claim, suit or proceeding shall be tried before a judge and not before a jury.

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9.11 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts. The Parties hereby agree that all Actions initiated or arising directly or indirectly out if this Agreement commenced by any Party against another Party shall be exclusively litigated in the state or federal courts of the Commonwealth of Massachusetts located in the city of Boston. The Parties hereby expressly submit and consent in advance to such jurisdictions, as applicable, in any Action in any of such courts. Service of process, summons, notice or other documents by mail to such Party’s address set forth herein shall be effective service of process for any Action brought in any such court. The Parties waive any claim that such jurisdiction, as applicable, is an inconvenient forum or an improper forum based on lack of venue.

9.12 Legal Representation of the Parties. The Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

9.13 Counterparts. This Agreement may be executed by the Parties in counterparts, or by separate signature page or instrument, each of which shall be considered an original, and all of which shall together constitute but one and the same agreement. Execution and delivery of this Agreement by delivery of a facsimile or electronically recorded copy (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) bearing a copy of the signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party. Such copies shall constitute enforceable original documents.

[Signature Page to Follow.]

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IN WITNESS WHEREOF the Parties hereto have executed this Asset Purchase Agreement as the date first above mentioned.

BUYER:

NETCAPITAL, INC.

By:	/s/ Arnold Scott
Name:	Arnold Scott
Title:	Authorized Signatory

SELLER:

RIVETZ CORP.

By:	/s/ Steven K. Sprague
Steven K. Sprague
Chief Executive Officer

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